Exhibit 99.1

Protective Life Announces Organizational Changes

Birmingham, Ala. (May 31, 2019): Protective Life Corporation (Protective), a wholly owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750), today announced key organizational changes to reinforce its strategic plans and position the Company for future growth.

Effective June 1, 2019, Mike Temple will assume the role of Vice Chairman and Chief Operating Officer, a new role for the organization that will provide strategic leadership for the retail businesses and supporting capabilities. Temple, who joined Protective in 2012 and most recently served as Vice Chairman, Finance and Risk, has 34 years of experience in a variety of capacities in the life and health insurance industries and will bring a unique combination of strategic thinking, financial experience and keen understanding of Protective’s business to the role. He will have responsibilities for the Life, Annuity and Asset Protection segments, including Sales & Marketing, Product Development, Operations, Information Technology, Digital and Innovation, as well as Pricing for retail and acquisition activities.

As part of these changes, Steve Walker, who has served as Executive Vice President and Chief Financial Officer since 2016, will continue this role with expanded responsibilities to include all accounting, finance and risk functions. With more than 36 years of insurance industry experience, Walker’s commitment and leadership will continue enabling Protective’s strong financial and risk acumen as the company grows and evolves.

“This is an exciting time for Protective. Over the past 18 months, we have announced the two largest acquisitions in company history, putting us in a strong position for continued growth,” said Rich Bielen, Protective’s President & CEO. “Protective has exceptional talent, and I am proud to see these leaders take on new responsibilities. These changes will enable us to capitalize on the opportunities ahead, and I look forward to seeing what we accomplish together.”

About Protective Life Corporation

Protective Life Corporation (Protective) provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. Protective traces its roots to its flagship company, Protective Life Insurance Company — founded in 1907. Throughout its more than 110-year history, Protective’s growth and success can be largely attributed to its ongoing commitment to serving people and doing the right thing — for its employees, distributors, and most importantly, its customers. Protective’s home office is located in Birmingham, Alabama, and its 3,000+ employees are located in offices across the United States. As of March 31, 2019, Protective had assets of approximately $92 billion. Protective Life Corporation is a wholly owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750). For more information about Protective, please visit www.Protective.com.

Media Contact:

Brittnie Bordonaro

Corporate Communications

(205) 268-8611

brittnie.bordonaro@protective.com